Exhibit 5.1

DLA Piper LLP (US) 555 Mission Street Suite 2400 San Francisco, California 94105-2933 T (415) 615-6095 W www.dlapiper.com

July 15, 2026

Sono Group S.à r.l.

4965 Trinidad Drive

Land O’ Lakes, Florida 34639

United States of America

Re:	Sono Group N.V. – Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Sono Group N.V., a public company with limited liability incorporated under the laws of the Netherlands, and registered with the Dutch trade register under number 80683568 (the “Company”), and Sono Group S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg and a wholly owned subsidiary of the Company (to be further transformed into a public limited company (société anonyme) under the corporate name of Sono Group S.A.) (“Sono Luxembourg”), in connection with the proposed issuance by Sono Delaware (as defined below) of (i) 1,424,834 shares of the Class A Common Stock, par value $0.0001 per share, of Sono Delaware (“Class A Common Stock”), (ii) 40,000 shares of the Class B Common Stock, par value $0.0001 per share, of Sono Delaware (“Class B Common Stock” and together with the Class A Common Stock, “New Common Stock”), and (iii) 1,401 shares of the Series A Preferred Stock, par value $0.0001 per share, of Sono Delaware (“Series A Preferred Stock,” and together with the New Common Stock, the “Shares”), to the holders of corresponding securities of the Company. The registration of the Shares to be issued in the proposed transaction is included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on July 14, 2026 (as amended, the “Registration Statement”), which relates to, among other things, a proposal to change the Company’s legal seat from the Netherlands, via Luxembourg, to the State of Delaware, by way of the Redomiciliation Transaction (as defined below).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, or any prospectus supplement or amendment filed with respect thereto, other than as expressly stated herein.

It is our understanding that the proposed Redomiciliation Transaction is to become effective upon the completion of two substantially concurrent transactions as follows: (1) pursuant to the terms of a cross-border merger proposal, dated July 14, 2026 (the “Merger Agreement”), the Company will merge with and into Sono Luxembourg, with the Company being the disappearing entity and Sono Luxembourg being the surviving entity, as a consequence of which Sono Luxembourg will acquire the assets and liabilities of the Company under universal title, while the Company will cease to exist, in conformity with the Merger Agreement, and Sono Luxembourg will be the registrant with the Commission following such merger (the “Merger”), and (2) subject to the effectiveness of the Merger and as soon as practicable thereafter, pursuant to a Plan of Domestication to be entered into by Sono Luxembourg (the “Plan of Domestication”), Sono Luxembourg will convert from a company governed by Luxembourg law into a corporation organized under the laws of the State of Delaware, and will continue as an entity under the name “Sono Group, Inc.,” without any discontinuation of Sono Luxembourg’s legal existence, without liquidation or dissolution, and without creating a new legal entity (the “Conversion,” and such Delaware corporation, “Sono Delaware”). In this opinion letter, we refer to the Merger, the Conversion, and the other transactions contemplated by the Merger Agreement, the Plan of Domestication and any other agreement or instrument executed and delivered in connection therewith, collectively as the “Redomiciliation Transaction.”

In connection with and as a consequence of the proposed Redomiciliation Transaction, the Company (through Sono Luxembourg as successor entity) will change its jurisdiction of incorporation to the State of Delaware by, among other things, filing a certificate of corporate domestication of Sono Luxembourg (the “Certificate of Domestication”) and a certificate of incorporation in respect of Sono Delaware (the “Certificate of Incorporation” and, together with the Certificate of Domestication, the “Delaware Filings”), with the Secretary of State of the State of Delaware, and, upon acceptance of such filings (or such later time as may be specified in such filings), Sono Delaware will exist as a Delaware corporation. The consummation of the Redomiciliation Transaction is subject to obtaining the requisite approval from the shareholders of the Company at an extraordinary general meeting of shareholders to be held to adopt the Redomiciliation Transaction.

We also understand that, subject to the terms of the Merger Agreement, at the effective time of the Merger (A) each issued and outstanding share of the ordinary shares of the Company (the “Sono N.V. Ordinary Shares”) will be automatically cancelled and exchanged for one share of the Class A ordinary shares, nominal value €0.001 per share, of Sono Luxembourg (the “LuxCo Class A Ordinary Shares”); (B) each issued and outstanding share of the high voting shares of the Company (the “Sono N.V. High Voting Shares”) will be automatically cancelled and exchanged for 25 shares of the Class B ordinary shares, nominal value €0.001 per share, of Sono Luxembourg (the “LuxCo Class B Ordinary Shares” and together with the LuxCo Class A Ordinary Shares, the “LuxCo Ordinary Shares”); and (C) each issued and outstanding preferred share of the Company (the “Sono N.V. Preferred Shares”) will be automatically cancelled and exchanged for 30,000 shares of the preferred shares, nominal value €0.001 per share, of Sono Luxembourg (the “LuxCo Preferred Shares”). Subject to the completion of the Merger, and as soon as practicable thereafter, Sono Luxembourg is expected to complete the Conversion pursuant to the Plan of Domestication, at which time (i) each issued and outstanding LuxCo Class A Ordinary Share will be automatically converted into one share of Class A Common Stock; (ii) each 25 issued and outstanding LuxCo Class B Ordinary Shares will be automatically converted into one share of Class B Common Stock; and (iii) each 30,000 issued and outstanding LuxCo Preferred Shares will be automatically converted into one share of Series A Preferred Stock.

In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents and such other documents, corporate records, certificates and other statements of government officials and corporate officers of the Company as we deemed necessary for the purposes of the opinion set forth in this opinion letter:

(a)	the Registration Statement;

(b)	the Merger Agreement (included as Annex A to the proxy statement/prospectus included in the Registration Statement);

(c)	the Plan of Domestication (included as Annex B to the proxy statement/prospectus included in the Registration Statement);

(d)	the form of Certificate of Incorporation of Sono Group Delaware, to become effective upon consummation of the Redomiciliation Transaction (included as Annex C to the proxy statement/prospectus included in the Registration Statement);

(e)	the form of bylaws of Sono Group Delaware, to become effective upon consummation of the Redomiciliation Transaction (included as Annex D to the proxy statement/prospectus included in the Registration Statement);

(f)	copies of the resolutions, dated as of July 14, 2026, unanimously approved by the supervisory board and the management board of the Company;

(g)	copies of the resolutions, dated as of July 14, 2026, approved by the sole manager of Sono Luxembourg; and

(h)	copies of the resolutions to be submitted to the shareholders of the Company for their approval at the extraordinary general meeting of shareholders to be held to adopt the Redomiciliation Transaction.

We have relied, to the extent we deem such reliance proper, upon such certificates or comparable documents of officers and representatives of the Company and of public officials, and upon statements and information furnished by officers and representatives of the Company, with respect to the accuracy of material factual matters contained therein. In rendering the opinion expressed below, we have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on documents we have reviewed, the legal capacity and competency of all natural persons signing all such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic, complete original documents of all documents submitted to us as copies, the truthfulness, completeness and correctness of all factual representations and statements contained in all documents we have reviewed, the accuracy and completeness of all public records examined by us, and the accuracy of all statements in certificates of officers of the Company that we reviewed.

In addition to the foregoing, for the purpose of rendering our opinion as expressed herein, we have assumed that:

(a)	prior to effecting the Redomiciliation Transaction, (i) the Registration Statement, as finally amended, will have become effective under the Securities Act, (ii) the requisite shareholders of the Company will have approved the Redomiciliation Transaction, and (iii) all other necessary action will have been taken under the applicable laws (including under the applicable laws of the Netherlands and Luxembourg) and under the General Corporation Law of the State of Delaware (the “DGCL”) to authorize and permit the Redomiciliation Transaction, and any and all consents, approvals, authorizations, and actions from applicable foreign and United States federal and state governmental and regulatory authorities required to authorize and permit the Redomiciliation Transaction will have been obtained or performed;

(b)	(i) the form of Certificate of Incorporation included as an exhibit to the Registration Statement, without alteration or amendment (other than identifying the appropriate date and time of effectiveness), will be duly authorized and executed and thereafter be duly filed with the Secretary of State of the State of Delaware, (ii) no other certificate or document, other than the Certificate of Domestication as required under Section 388 of the DGCL, has been or, prior to the filing of the Certificate of Incorporation, will be filed by or in respect of Sono Delaware with the Secretary of State of the State of Delaware, and (iii) Sono Delaware will pay all fees and other charges required to be paid in connection with the filing of the Delaware Filings; and

(c)	prior to the issuance of the Shares, the Redomiciliation Transaction will have been consummated in accordance with the DGCL.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, upon the making and effectiveness of the Delaware Filings and the effectiveness of the Redomiciliation Transactions, when (i) each issued and outstanding Sono N.V. Ordinary Share is cancelled and exchanged for one LuxCo Class A Ordinary Share which is then converted into one share of Class A Common Stock; (ii) each issued and outstanding Sono N.V. High Voting Share is cancelled and exchanged for 25 LuxCo Class B Ordinary Shares which are then converted into one share of Class B Common Stock; and (iii) each issued and outstanding Sono N.V. Preferred Share is cancelled and exchanged for 30,000 LuxCo Preferred Shares which are then converted into one share of Series A Preferred Stock, each in the manner and on the terms provided for in the Merger Agreement and the Plan of Domestication as described in the Registration Statement and the proxy statement/prospectus included therein, the issuance of the Shares will have been duly authorized by all necessary corporate action of Sono Delaware, and the Shares will be validly issued, fully paid, and nonassessable. In rendering the foregoing opinion, we have assumed that Sono Delaware will issue all shares in uncertificated form and will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

We express no opinion concerning any law other than the DGCL (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America.

This opinion letter is for your benefit in connection with the Registration Statement, and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

The opinion expressed above is as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinion expressed in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the reference to our firm as counsel for the Company that has passed on the validity of the shares of New Common Stock and the shares of Series A Preferred Stock appearing under the caption “Legal Matters” in the proxy statement/prospectus forming part of the Registration Statement, and in any proxy statement/prospectus filed pursuant to Rule 424(b) with respect thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission thereunder (including Item 509 of Regulation S-K).

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)